SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant / /

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Check the appropriate box:

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            Rule 14a-6(e)2))
   / /      Definitive Proxy Statement
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   / /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



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                  (Name of Registrant as Specified in Charter)


             THE COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)


   Payment of filing fee (check the appropriate box):

   /X/      No fee required.

   / /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

   (1)      Title of each class of securities to which transaction applies:

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   (2)      Aggregate number of securities to which transaction applies:

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   (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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   (4)      Proposed maximum aggregate value of transaction:

   (5)      Total fee paid:

   / /      Fee paid previously with preliminary materials.


   / /      Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:


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         (2)      Form, Schedule or Registration Statement no.:


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         (3)      Filing Party:


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         (4)      Date Filed:

                   THE COMMITTEE TO REVITALIZE DOMINION BRIDGE

         SUPPLEMENTAL CONSENT SOLICITATION MATERIALS DATED JULY 2, 1997

To The Holders of Common Stock of Dominion Bridge Corporation:

         The following information amends and supplements the Definitive Consent Solicitation Statement dated June 23, 1997 (the "Consent Solicitation"), as supplemented by this Supplement, dated July 2, 1997 (the "Supplement"), of the Committee to Revitalize Dominion Bridge (the "Committee").

         Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Consent Solicitation remain applicable in all respects and this Supplement should be read in conjunction with the Consent Solicitation. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Consent Solicitation.


I.       PLAN FOR DOMINION BRIDGE

         On July 2, 1997 the Committee issued its plan for the Company, as set forth in the following press release:


               COMMITTEE TO REVITALIZE DOMINION BRIDGE CORPORATION
                      PROPOSES ISSUANCE OF $2.5O PER SHARE
                           OF CONTINGENT VALUE RIGHTS
               ---------------------------------------------------



                  New York -- July 2, 1997 -- The Committee to Revitalize Dominion Bridge Corporation announced that it is meeting today, Wednesday, July 2, with Legg Mason Wood Walker, the financial advisor to the Board of Directors of Dominion Bridge Corporation (NASDAQ: DBCO), to present the following three-part proposal to begin maximizing the short and long term stockholder value in Dominion Bridge. The Committee's solicitation of shareholders commenced last week with the mailing of its consent statement and white consent card. The Committee's proposal requires a majority of shareholders of Dominion Bridge approving its consent solicitation.

                  o SUBSTANTIALLY INCREASE NEW BUSINESS BY ACQUIRING FIRST KEY PROJECT TECHNOLOGIES, INC. This international engineering and construction management firm is headquartered in Toronto, Canada and was recently formed by former industry executives of Bennett & Wright and Bracknell Corporation. It currently has a backlog of over US $600 million, with projects in Canada and internationally. Mr. Ken Mariash, the Committee's President and CEO, stated:
"Over the next twelve months, this group is projected to generate revenues of US $150 million with pre-tax profits exceeding US $12 million. Additionally, the acquisition would bring an additional US $50 million of fabrication work to Dominion Bridge's Lachine (Montreal) facility, which current management describes as a major source of current operating losses. With completion of this acquisition, Dominion Bridge's consolidated backlog of work in hand would exceed US $1 billion."

                  The Committee's members are currently negotiating an acquisition agreement with the principals of First Key Project Technologies that the Committee believes would be additive to Dominion Bridge's earnings. The acquisition agreement would be assigned to Dominion Bridge following a change in control.

                  o RATIONALIZE THE MCCONNELL DOWELL INVESTMENT THROUGH A PROPOSAL TO ACQUIRE THE ENTIRE SUBSIDIARY. This would serve two key corporate goals. First, it would provide access to larger infrastructure projects in both North America and the Asia-Pacific region, so that the strengths of the Canadian divisions and MDC can be jointly marketed for the greater benefit of the entire Dominion Bridge family. Second, it would consolidate and rationalize Dominion Bridge's cash flow situation and make capital-raising more efficient and less costly.

                  o ISSUE $2.50 PER SHARE OF CONTINGENT VALUE RIGHTS TO CURRENT STOCKHOLDERS. As tangible evidence of the Committee's confidence that its management team can significantly increase stockholder value in the coming years, the economic centerpiece of the Committee's plan for stockholders is the proposal that Dominion Bridge would issue to each current stockholder a contingent value right (CVR) for $2.50 per share. This type of security has been used in recent years by companies such as Viacom and Dow Chemical.

                  Mr. John Kuhns, the Committee's chairman, stated: "The Committee's CVR proposal is aimed at countering the Company's accusation that the Committee is engaged in a "cheap takeover". The CVRs would explicitly provide that the Company could not be sold or merged while the CVRs are outstanding unless stockholders receive at least the $2.50 per share value ascribed to the rights. We view this feature as an important protection for ensuring that current stockholders are able to obtain a full and fair value for their investment in Dominion Bridge, notwithstanding the Company's poor performance under current management."

                  As utilized here by Dominion Bridge, the CVRs would contain the following terms:

         - EXERCISE DATE: 18 months after the change of control in senior management and the Board of Directors which is advocated by the Committee. At the Company's option, the exercise date could be extended to 24 months after the change in control.

         - EXERCISE PRICE: $2.50 per share if the exercise date is 18 months after the change of control; or $3.00 per share is the exercise date is extended to 24 months.

         - PAYMENT TO CVR HOLDER: The difference, if any, between the $2.50 or $3.00 exercise price and the highest trading price achieved in any ten trading day period from the issuance date until the exercise date. Credit would be given for the value of any dividends or distributions to stockholders during that period.

         - MERGER OR SALE OF DOMINION BRIDGE: The Company could not merge, be acquired or sell substantially all its assets before the exercise date without paying stockholders the value of the CVRs.

         - FORM OF PAYMENT: Cash, notes, preferred and/or common stock of the Company having a value equal to the payment amount. If the payment is not cash, the securities to be issued must be registered for public trading.

         - TRADING MARKET: The CVRs would be distributed to all current stockholders, and would be registered for public trading. In this manner, stockholders could obtain value for their CVRs either by selling them in the open market or waiting until after the exercise date. There can be no assurance, however, as to the value which may be actually obtained at any particular time under such scenarios.

                  The Committee believes that it is capable of managing Dominion Bridge in a manner which will significantly increase stockholder value -- through acquisitions, cost controls, new business and the restoration of management credibility. In its meeting with Legg Mason, the Committee is presenting its projections of the Company's performance if the Committee's program is implemented.

                  Mr. John Kuhns, the Committee's chairman, stated: "Rather than rely solely on the promise that the Committee's projections can be attained, the issuance of CVRs is being proposed by the Committee in order to give the Board of Directors comfort that they can obtain a contractual and tangible right to achieve a minimum, pre-fixed value for stockholders' investment, which incidentally would be at a substantial premium to the current market price."

                  If the Committee's CVR proposal is endorsed by Legg Mason and the Board of Directors, the Committee would withdraw its consent solicitation and work with the Board to ensure the prompt issuance of the CVRs and a smooth transition in senior management and Board representation. The Company, under its new management, would then proceed with the other elements of the Committee's plan, including the proposed acquisitions of First Key Technologies and the balance of MDC.

                  The Committee's proposal is available for consideration by Legg Mason and the Board of Directors until 5:00 p.m. on Monday, July 14, 1997, at which point it will expire. During this period, however, the Committee will continue to vigorously pursue its consent solicitation effort to replace the Company's senior management. Stockholders are urged to sign and return the Committee's white consent card, and to disregard the Company's green revocation card.

II.      REFINANCING

                  As noted on page 5 of the Consent Statement under the heading "Reasons for the Committee's Solicitation -- Why Replace the Officers, Not the Board of Directors," the replacement of the Company's officers would give rise to a technical default under the Company's loan agreements. However, in the Committee's opinion (based on discussions with the financial institutions which typically provide or arrange for debt financing), it should be able to either promptly refinance that debt or negotiate a waiver. At this time, the Committee does not have any formal oral or written commitment to refinance such debt and, accordingly, there can be no assurance that the Committee will be able to refinance or obtain a waiver.


III.     MANAGEMENT OF THE COMPANY AFTER SUCCESSFUL COMPLETION OF THE CONSENT

                  As noted on page 17 of the Consent Statement, under the heading "The Proposal - - Repealing the Old Bylaws and Adopting the New Bylaws -- Bylaws Relating to Officers", the Committee intends to have the Chairman proposed by it (Mr. Kuhns) delegate to the President and Chief Executive Officer proposed by it (Mr. Mariash) virtually all of the day-to-day operating decisions in managing the Company. In order to avoid any misunderstanding as to whether that delegation could be revoked, Mr. Kuhns has agreed with Mr. Mariash that as the Chief Executive Officer, Mr. Mariash shall have the ultimate decision on all management issues in the event of a disagreement, although the two would work together to first mutually resolve any issues. Upon adoption of the New Bylaws, Mr. Kuhns intends to promptly formalize this understanding as a binding agreement of the Company.


IV.      LEGAL PROCEEDINGS

                  On July 2, 1997 the Federal district court in Wilmington, Delaware for the second time rejected the Company's motion for expedited discovery and hearing in connection with the Company's counterclaims against the Committee. In its order, based on a telephonic hearing and written materials submitted by the Committee and the Company summarizing their views, the court noted that "[it] is not convinced that the disclosure issues suggested by [Dominion Bridge] require resolution outside the normal course of ongoing litigation between the parties."

V.       INFORMATIONAL MEETING

                  The Committee is planning to hold its second informational meeting for stockholders on Wednesday, July 16, 1997 at the Harvard Club in New York City. Additional details will be forthcoming shortly. As previously noted in the Consent Statement, the Committee has set Friday, July 18, 1997 as the goal for submission of written consents.


VI.      WEB SITE


         The Committee has set up a web page at www.k4.com/dbcommittee.

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         If your  shares  of  Common  Stock  are  held in the  name of a bank or brokerage firm, only that firm can execute a written consent card on your behalf. Please contact the person responsible for your account and instruct them to execute a WHITE written consent card as soon possible.

         If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of written consents:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                            TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800

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